July 10, 2002


HILLVIEW INVESTMENT TRUST II


         Re:      Amendment to Administration and Accounting Services Fees


Dear Sir / Madam:

         This letter constitutes a clarification to our agreement with respect to compensation to be paid to PFPC Inc.("PFPC") under the terms of an Administration and Accounting Services Agreement dated June 26, 2000 between Hillview Investment Trust II (the "Fund") and PFPC (the "Agreement") as originally set forth in the fee letter dated June 26, 2000 between the Fund and PFPC (the "Fee Letter"). Except for the items discussed below, all matters set forth in the Fee Letter shall remain in full force and effect.

         On page two of the Fee Letter, the last sentence in the section "Minimum Monthly Fee" and the heading and paragraph following it shall be revised to read as follows:

              Such fees are exclusive of Consultation Service Fees and Out-of-Pocket Expenses.

              Consultation Service Fees:

              The consultation service fee will be an annual fee of $25,000 for the initial Portfolio and $2,500 per year for each additional Portfolio or class.

         The fee to maintain annual NASD and state license renewals and to monitor representative activities is hereby removed from the Fee Letter, inasmuch as the Fund's investment manager, Hillview Capital Advisors, LLC, has been and will continue to be responsible for the payment of such fee.

         If the foregoing accurately sets forth our agreement and you intend to be legally bound hereby, please execute a copy of this letter and return it to us.


                                                     Very truly yours,


                                                     PFPC INC.


                                                     By: /s/ Neal J. Andrews

                                                     Name: Neal J. Andrews

                                                     Title: _SVP____________

Agreed and Accepted:

HILLVIEW INVESTMENT TRUST II


By: /s/ David Spungen

Name: David Spungen

Title: Trustee and President



HILLVIEW Capital Advisors, LLC


By: /s/ David Spungen

Name: David Spungen

Title: President_____